ARTICLES OF ORGANIZATION

OF

RICWEL OF WEST VIRGINIA, LLC

The undersigned, acting as organizer of a limited liability company under the Uniform Limited Liability Company Act as codified in Chapter 31B of the West Virginia Code, adopts the following Articles of Organization for such limited liability company:

1. The name of the limited liability company is Ricwel of West Virginia, LLC.

2. The company will be a limited liability company and not a professional limited liability company.

3. The purposes for which the limited liability company is organized are:

(a) To provide services regarding analysis of medical treatment and claims management for entities responsible for an injured party's treatment; and

(b) To transact any and all lawful activity for which limited liability companies may be organized under Chapter 31B of the West Virginia Code of 1931, as amended.

4. The physical address in West Virginia of the limited liability company's initial designated office is 605½ D Street, South Charleston, West Virginia 25303.

5. The mailing address of the principal office of the limited liability company will be P.O. Box 8581, South Charleston, West Virginia 25303.

6. The name and street address of the limited liability company's initial registered agent for service of process is Daniel A. Earl, 611 Third Avenue, Huntington, West Virginia

25701. The mailing address of the initial registered agent is 611 Third Avenue, Huntington, West Virginia 25701.

7. The name and street address of the organizer of the limited liability company is:

Daniel A. Earl
611 Third Avenue
Huntington, WV 25701

8. The limited liability company is to be an at-will company.

9. The limited liability company is to be manager-managed. The management of the limited liability company is reserved to a manager or managers, to be exercised in accordance with the operating agreement of the limited liability company. The name and address of the initial manager is:

Theodore Rice
605½ D Street
South Charleston, WV 25303

10. The debts, obligations and liabilities of the limited liability company, whether arising in contract, tort or otherwise, are solely the debts, obligation and liabilities of the limited liability company. The members or manager(s) are not personally liable for a debt, obligation or liability of the company solely by being or acting as a member or manager(s).

11. Other provisions which may be set forth in the operating agreement, if any, or matters not inconsistent with law are as follows: None.

12. The effective date of the Articles of Organization shall be the date and time of filing.

13. The number of pages attached and included in these articles is three (3).

I, Daniel A. Earl, for the purpose of forming a limited liability company under the laws of the State of West Virginia, do make and file these "Articles of Organization" in the name and on behalf of the limited liability company.

Dated: May 23, 2005

Daniel A. Earl - Organizer

STATE OF WEST VIRGINIA,

COUNTY OF CABELL, TO-WIT:

The foregoing instrument was acknowledged before me this 23rd day of May, 2005, by Daniel A. Earl.

My commission expires: April 6, 2010.

OFFICIAL SEAL
NOTARY PUBLIC
CYNTHIA G. DePRIEST

Notary Public

This instrument prepared by and any questions regarding this instrument should be directed to:

Daniel A. Earl, Esquire
HUDDLESTON BOLEN LLP
Post Office Box 2185
Huntington, West Virginia 25722-2185